Pricing Supplement STR-25 (To the Prospectus dated May 4, 2015, the Prospectus Supplement dated May 4, 2015, and the Product Supplement ETF STR-1 dated May 16, 2017)	Filed Pursuant to Rule 424(b)(2) Registration Statement Nos. 333-202913 and 333-180300-03

100,000 Units $10 principal amount per unit CUSIP No. 22547V246	Pricing Date Settlement Date Maturity Date	May 17, 2017 May 23, 2017 May 22, 2020

Strategic Accelerated Redemption Securities® Linked to the VanEck VectorsTM Gold Miners ETF

▪  Automatically callable if the Observation Level of the Underlying Fund on any Observation Date, occurring approximately one, two and three years after the pricing date, is at or above the Starting Value

▪  In the event of an automatic call, the amount payable per unit will be:

▪ $11.832 if called on the first Observation Date

▪ $13.664 if called on the second Observation Date

▪ $15.496 if called on the final Observation Date

▪  If not called on the first or second Observation Dates, a maturity of approximately three years

▪  If not called, 1-to-1 downside exposure to decreases in the Underlying Fund, with up to 100% of your principal at risk

▪  All payments are subject to the credit risk of Credit Suisse AG

▪  No periodic interest payments

▪  In addition to the underwriting discount set forth below, the notes include a hedging-related charge of $0.075 per unit. See “Structuring the Notes”

▪  Limited secondary market liquidity, with no exchange listing

▪  The notes are senior unsecured debt securities and are not insured or guaranteed by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction

The notes are being issued by Credit Suisse AG (“Credit Suisse”). There are important differences between the notes and a conventional debt security, including different investment risks and certain additional costs. See “Risk Factors” and “Additional Risk Factors” beginning on page TS-6 of this term sheet and “Risk Factors” beginning on page PS-7 of product supplement ETF STR-1.

The initial estimated value of the notes as of the pricing date is $9.79 per unit, which is less than the public offering price listed below. See “Summary” on the following page, “Risk Factors” beginning on page TS-6 of this term sheet and “Structuring the Notes” on page TS-16 of this term sheet for additional information. The actual value of your notes at any time will reflect many factors and cannot be predicted with accuracy.

_________________________

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this Note Prospectus (as defined below) is truthful or complete. Any representation to the contrary is a criminal offense.

_________________________

	Per Unit	Total
Public offering price	$ 10.00	$1,000,000.00
Underwriting discount	$ 0.20	$ 20,000.00
Proceeds, before expenses, to Credit Suisse	$ 9.80	$ 980,000.00

The notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

Merrill Lynch & Co.

May 17, 2017

Strategic Accelerated Redemption Securities® Linked to the VanEck VectorsTM Gold Miners ETF, due May 22, 2020

Summary

The Strategic Accelerated Redemption Securities® Linked to the VanEck VectorsTM Gold Miners ETF, due May 22, 2020 (the “notes”) are our senior unsecured debt securities. The notes are not guaranteed or insured by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction and are not secured by collateral. The notes will rank equally with all of our other unsecured and unsubordinated debt. Any payments due on the notes, including any repayment of principal, will be subject to the credit risk of Credit Suisse. The notes will be automatically called at the applicable Call Amount if the Observation Level of the Market Measure, which is the VanEck VectorsTM Gold Miners ETF (the “Underlying Fund”), on any Observation Date is equal to or greater than the Starting Value. If your notes are not called, you will lose all or a portion of your investment in the notes. Payments on the notes, including the amount you receive at maturity or upon an automatic call, will be calculated based on the $10 principal amount per unit and will depend on the performance of the Underlying Fund, subject to our credit risk. See “Terms of the Notes” below.

The economic terms of the notes (including the Call Amounts and Call Premiums) are based on the rate we are currently paying to borrow funds through the issuance of market-linked notes (our “internal funding rate”) and the economic terms of certain related hedging arrangements. Our internal funding rate for market-linked notes is typically lower than a rate reflecting the yield on our conventional debt securities of similar maturity in the secondary market (our “secondary market credit rate”). This difference in borrowing rate, as well as the underwriting discount and the hedging related charge described below, reduced the economic terms of the notes to you and the initial estimated value of the notes on the pricing date. These costs will be effectively borne by you as an investor in the notes, and will be retained by us and MLPF&S or any of our respective affiliates in connection with our structuring and offering of the notes. Due to these factors, the public offering price you pay to purchase the notes is greater than the initial estimated value of the notes.

On the cover page of this term sheet, we have provided the initial estimated value for the notes. This estimated value was determined based on our valuation of the theoretical components of the notes in accordance with our pricing models. These include a theoretical bond component valued using our internal funding rate, and theoretical individual option components valued using mid-market pricing. You will not have any interest in, or rights to, the theoretical components we used to determine the estimated value of the notes. The notes are subject to an automatic call, and the initial estimated value is based on an assumed tenor of the notes. For more information about the initial estimated value and the structuring of the notes, see “Structuring the Notes” on page TS-16.

Terms of the Notes		Payment Determination
Issuer:	Credit Suisse AG (“Credit Suisse”), acting through its London branch.

Automatic Call Provision:

Redemption Amount Determination:

If the notes are not called you will receive the Redemption Amount per unit on the maturity date, determined as follows:

Because the Threshold Value for the notes is equal to the Starting Value, you will lose all or a portion of your investment if the Ending Value is less than the Starting Value.

Principal Amount:	$10.00 per unit
Term:	Approximately three years, if not called on the first or second Observation Dates
Market Measure:	VanEck VectorsTM Gold Miners ETF (NYSE Arca symbol: “GDX”).
Starting Value:	$23.37
Ending Value:	The Closing Market Price of the Market Measure on the final Observation Date.
Observation Level:	The Closing Market Price of the Market Measure on any Observation Date multiplied by the Price Multiplier on that day.
Observation Dates:

May 18, 2018, May 17, 2019 and May 15, 2020 (the final Observation Date).

The Observation Dates are subject to postponement if a Market Disruption Event occurs, as described on page PS-23 of product supplement ETF STR-1.

Call Level:	100% of the Starting Value
Call Amounts (per Unit) and Call Premiums:

$11.832, representing a Call Premium of 18.32% of the principal amount, if called on the first Observation Date;

$13.664, representing a Call Premium of 36.64% of the principal amount, if called on the second Observation Date; and

$15.496, representing a Call Premium of 54.96% of the principal amount, if called on the final Observation Date.

Call Settlement Dates:	Approximately the fifth business day following the applicable Observation Date, subject to postponement as described on page PS-23 of product supplement ETF STR-1; provided however, that the Call Settlement Date related to the final Observation Date will be the maturity date.
Threshold Value:	23.37 (100% of the Starting Value).
Price Multiplier:	1, subject to adjustment for certain events relating to the Market Measure, as described beginning on page PS-26 of product supplement ETF STR-1.
Fees and Charges:	The underwriting discount of $0.20 per unit listed on the cover page and the hedging related charge of $0.075 per unit described in “Structuring the Notes” on page TS-16.
Joint Calculation Agents:	Credit Suisse International and Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”), acting jointly.

Strategic Accelerated Redemption Securities®	TS-2

Strategic Accelerated Redemption Securities® Linked to the VanEck VectorsTM Gold Miners ETF, due May 22, 2020

The terms and risks of the notes are contained in this term sheet and in the following:

▪	Product supplement ETF STR-1 dated May 16, 2017: https://www.sec.gov/Archives/edgar/data/1053092/000095010317004632/dp76253_424b2-eftstr1.htm

▪	Prospectus supplement and prospectus dated May 4, 2015: http://www.sec.gov/Archives/edgar/data/1053092/000104746915004333/a2224570z424b2.htm

These documents (together, the “Note Prospectus”) have been filed as part of a registration statement with the SEC, which may, without cost, be accessed on the SEC website as indicated above or obtained from MLPF&S by calling 1-800-294-1322.

Before you invest, you should read the Note Prospectus, including this term sheet, for information about us and this offering. Any prior or contemporaneous oral statements and any other written materials you may have received are superseded by the Note Prospectus. Capitalized terms used but not defined in this term sheet have the meanings set forth in product supplement ETF STR-1. Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to Credit Suisse.

Investor Considerations

You may wish to consider an investment in the notes if:	The notes may not be an appropriate investment for you if:

▪  You anticipate that the Observation Level of the Underlying Fund on any of the Observation Dates will be equal to or greater than the Starting Value and, in that case, you accept an early exit from your investment.

▪  You accept that the return on the notes will be limited to the return represented by the applicable Call Premium even if the percentage change in the price of the Underlying Fund is significantly greater than the applicable Call Premium.

▪  If the notes are not called, you accept that your investment will result in a loss, which could be significant, if the Ending Value is below the Threshold Value.

▪  You are willing to forgo the interest payments that are paid on traditional interest bearing debt securities.

▪  You are willing to forgo dividends or other benefits of owning the Underlying Fund or the securities held by the Underlying Fund.

▪  You are willing to accept a limited or no market for sales prior to maturity, and understand that the market prices for the notes, if any, will be affected by various factors, including our actual and perceived creditworthiness, our internal funding rate and fees and charges on the notes.

▪  You are willing to assume our credit risk, as issuer of the notes, for all payments under the notes, including the Call Amounts and the Redemption Amount.

▪  You wish to make an investment that cannot be automatically called prior to maturity.

▪  You believe that the price of the Underlying Fund will decrease from the Starting Value to the Ending Value.

▪  You anticipate that the Observation Level will be less than the Call Level on each Observation Date.

▪  You seek an uncapped return on your investment

▪  You seek principal repayment or preservation of capital.

▪  You seek interest payments or other current income on your investment.

▪  You want to receive dividends or other distributions paid on the Underlying Fund or the securities held by the Underlying Fund.

▪  You seek an investment for which there will be a liquid secondary market.

▪  You are unwilling or are unable to take market risk on the notes or to take our credit risk as issuer of the notes.

We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

Strategic Accelerated Redemption Securities®	TS-3

Strategic Accelerated Redemption Securities® Linked to the VanEck VectorsTM Gold Miners ETF, due May 22, 2020

Examples of Hypothetical Payments

The following examples are for purposes of illustration only. They are based on hypothetical values and show hypothetical returns on the notes. The actual amount you receive and the resulting return will depend on the actual Starting Value, Threshold Value, Call Level, Observation Levels and the term of your investment. The following examples do not take into account any tax consequences from investing in the notes. These examples are based on:

1)	a Starting Value of 100.00;

2)	a Threshold Value of 100.00;

3)	a Call Level of 100.00;

4)	the term of the notes from May 23, 2017 to May 22, 2020 if the notes are not called on the first or second Observation Dates;

5)	the Call Premium of 18.32% of the principal amount if the notes are called on the first Observation Date, 36.64% if called on the second Observation Date, and 54.96% if called on the final Observation Date; and

6)	Observation Dates occurring on May 18, 2018, May 17, 2019 and May 15, 2020 (the “final Observation Date”).

The hypothetical Starting Value of 100.00 used in these examples has been chosen for illustrative purposes only. The actual Starting Value is 23.37, which was the Closing Market Price of the Market Measure on the pricing date. For recent actual prices of the Market Measure, see “The Underlying Fund” section below. The Ending Value will not include any income generated by dividends paid on the Market Measure or the securities held by the Market Measure, which you would otherwise be entitled to receive if you invested in those securities directly. In addition, all payments on the notes are subject to issuer credit risk.

Notes Are Called on an Observation Date

The notes will be called at $10.00 plus the applicable Call Premium on one of the Observation Dates if the Observation Level is equal to or greater than the Call Level.

Example 1 – The Observation Level on the first Observation Date is 110.00. Therefore, the notes will be called at $10.00 plus the Call Premium of $1.832 = $11.832 per unit. After the notes are called, they will no longer remain outstanding and there will not be any further payments on the notes.

Example 2 – The Observation Level on the first Observation Date is below the Call Level, but the Observation Level on the second Observation Date is 105.00. Therefore, the notes will be called at $10.00 plus the Call Premium of $3.664 = $13.664 per unit. After the notes are called, they will no longer remain outstanding and there will not be any further payments on the notes.

Example 3 – The Observation Levels on the first and second Observation Dates are below the Call Level, but the Observation Level on the third and final Observation Date is 105.00. Therefore, the notes will be called at $10.00 plus the Call Premium of $5.496 = $15.496 per unit.

Notes Are Not Called on Any Observation Date

Example 4 - The notes are not called on any Observation Date and the Ending Value is less than the Threshold Value. The Redemption Amount will be less, and possibly significantly less, than the principal amount. For example, if the Ending Value is 85.00, the Redemption Amount per unit will be:

Strategic Accelerated Redemption Securities®	TS-4

Strategic Accelerated Redemption Securities® Linked to the VanEck VectorsTM Gold Miners ETF, due May 22, 2020

	Notes Are Called on an Observation Date
	Example 1	Example 2	Example 3	Example 4
Starting Value	100.00	100.00	100.00	100.00
Call Level	100.00	100.00	100.00	100.00
Threshold Value	100.00	100.00	100.00	100.00
Observation Level on the First Observation Date	110.00	90.00	90.00	88.00
Observation Level on the Second Observation Date	N/A	105.00	83.00	78.00
Observation Level on the Final Observation Date	N/A	N/A	105.00	85.00
Return of the Underlying Fund	10.00%	5.00%	5.00%	-15.00%
Return of the Notes	18.32%	36.64%	54.96%	-15.00%
Call Amount / Redemption Amount per Unit	$11.832	$13.664	$15.496	$8.50

Strategic Accelerated Redemption Securities®	TS-5

Strategic Accelerated Redemption Securities® Linked to the VanEck VectorsTM Gold Miners ETF, due May 22, 2020

Risk Factors

There are important differences between the notes and a conventional debt security. An investment in the notes involves significant risks, including those listed below. You should carefully review the more detailed explanation of risks relating to the notes in the “Risk Factors” sections beginning on page PS-7 of product supplement ETF STR-1 identified above. We also urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

▪	If the notes are not called, your investment will result in a loss; there is no guaranteed return of principal.

▪	Your return on the notes may be less than the yield you could earn by owning a conventional fixed or floating rate debt security of comparable maturity.

▪	Payments on the notes are subject to our credit risk, and actual or perceived changes in our creditworthiness are expected to affect the value of the notes. If we become insolvent or are unable to pay our obligations, you may lose your entire investment.

▪	Your investment return is limited to the return represented by the applicable Call Premium and may be less than a comparable investment directly in the Underlying Fund or the securities held by the Underlying Fund.

▪	The initial estimated value of the notes is an estimate only, determined as of a particular point in time by reference to our proprietary pricing models. These pricing models consider certain factors, such as our internal funding rate on the pricing date, interest rates, volatility and time to maturity of the notes, and they rely in part on certain assumptions about future events, which may prove to be incorrect. Because our pricing models may differ from other issuers’ valuation models, and because funding rates taken into account by other issuers may vary materially from the rates used by us (even among issuers with similar creditworthiness), our estimated value may not be comparable to estimated values of similar notes of other issuers.

▪	Our internal funding rate for market-linked notes is typically lower than our secondary market credit rates, as further described in “Structuring the Notes” on page TS-16. Because we use our internal funding rate to determine the value of the theoretical bond component, if on the pricing date our internal funding rate is lower than our secondary market credit rates, the initial estimated value of the notes will be greater than if we had used our secondary market credit rates in valuing the notes.

▪	The public offering price you pay for the notes exceeds the initial estimated value. This is due to, among other transaction costs, the inclusion in the public offering price of the underwriting discount and the hedging related charge, as further described in “Structuring the Notes” on page TS-16.

▪	Assuming no change in market conditions or other relevant factors after the pricing date, the market value of your notes may be lower than the price you paid for them and lower than the initial estimated value. This is due to, among other things, the inclusion in the public offering price of the underwriting discount and the hedging related charge and the internal funding rate we used in pricing the notes, as further described in “Structuring the Notes” on page TS-16. These factors, together with customary bid ask spreads, other transaction costs and various credit, market and economic factors over the term of the notes, including changes in the price of the Underlying Fund, are expected to reduce the price at which you may be able to sell the notes in any secondary market and will affect the value of the notes in complex and unpredictable ways.

▪	A trading market is not expected to develop for the notes. Neither we nor MLPF&S is obligated to make a market for, or to repurchase, the notes. The initial estimated value does not represent a minimum or maximum price at which we, MLPF&S or any of our affiliates would be willing to purchase your notes in any secondary market (if any exists) at any time. MLPF&S has advised us that any repurchases by them or their affiliates will be made at prices determined by reference to their pricing models and at their discretion, and these prices will include MLPF&S’s trading commissions and mark-ups. If you sell your notes to a dealer other than MLPF&S in a secondary market transaction, the dealer may impose its own discount or commission. MLPF&S has also advised us that, at its discretion and for your benefit, assuming no changes in market conditions from the pricing date, MLPF&S may offer to buy the notes in the secondary market at a price that may exceed the initial estimated value of the notes for a short initial period after the issuance of the notes. That higher price reflects costs that were included in the public offering price of the notes, and that higher price may also be initially used for account statements or otherwise. There is no assurance that any party will be willing to purchase your notes at any price in any secondary market.

▪	Your return on the notes and the value of the notes may be affected by exchange rate movements and factors affecting the international securities markets.

▪	Our business, hedging and trading activities, and those of MLPF&S and our respective affiliates (including trading in shares of the Underlying Fund or securities held by the Underlying Fund), and any hedging and trading activities we, MLPF&S or our respective affiliates engage in for our clients’ accounts, may affect the market value and return of the notes and may create conflicts of interest with you.

▪	The sponsor of the NYSE Arca Gold Miners Index (the “Underlying Index”) described below may adjust the Underlying Index in a way that affects its level, and has no obligation to consider your interests.

▪	The sponsor and investment advisor of the Underlying Fund may adjust the Underlying Fund in a way that could adversely affect the value of the notes and the amount payable on the notes, and these entities have no obligation to consider your interests.

Strategic Accelerated Redemption Securities®	TS-6

Strategic Accelerated Redemption Securities® Linked to the VanEck VectorsTM Gold Miners ETF, due May 22, 2020
▪	You will have no rights of a holder of the shares of the Underlying Fund or the securities held by the Underlying Fund, and you will not be entitled to receive securities or dividends or other distributions on those securities.

▪	While we, MLPF&S or our respective affiliates may from time to time own shares of the Underlying Fund, stocks held by the Underlying Fund, or stocks included in the Underlying Index, we, MLPF&S and our respective affiliates do not control any company held by the Underlying Fund or included in the Underlying Index, and have not verified any disclosure made by any other company.

▪	There are liquidity and management risks associated with the Underlying Fund.

▪	The performance of the Underlying Fund may not correlate with the performance of its Underlying Index as well as the net asset value per share of the Underlying Fund for the reasons described in product supplement ETF STR-1, especially during periods of market volatility when the liquidity and the market price of shares of the Underlying Fund and/or securities held by the Underlying Fund may be adversely affected, sometimes materially.

▪	Risks associated with the Underlying Index or the underlying assets of the Underlying Fund will affect the share price of the Underlying Fund and hence, the value of the notes.

▪	The payments on the notes will not be adjusted for all corporate events that could affect the Underlying Fund. See “Description of the Notes—Anti Dilution and Discontinuance Adjustments” beginning on page PS-26 of product supplement ETF STR-1.

▪	There may be potential conflicts of interest involving the calculation agents, one of which is our affiliate and one of which is MLPF&S. We have the right to appoint and remove the calculation agents.

▪	As a Swiss bank, Credit Suisse is subject to regulation by governmental agencies, supervisory authorities and self-regulatory organizations in Switzerland. Such regulation is increasingly more extensive and complex and subjects Credit Suisse to risks. For example, pursuant to Swiss banking laws, FINMA has broad powers and discretion in the case of resolution proceedings, which include the power to convert debt instruments and other liabilities of Credit Suisse into equity and/or cancel such liabilities in whole or in part.

▪	The U.S. federal income tax consequences of the notes are uncertain, and may be adverse to a holder of the notes. See “Material U.S. Federal Income Tax Considerations” below and “Material U.S. Federal Income Tax Considerations” beginning on page PS-37 of product supplement ETF STR-1.

Additional Risk Factors

All of the securities held by the Underlying Fund are concentrated in one industry.

All of the securities held by the Underlying Fund are issued by companies in the gold and silver mining industry. As a result, the securities that will determine the performance of the notes are concentrated in one industry. Although an investment in the notes will not give holders any ownership or other direct interests in the securities held by the Underlying Fund, the return on an investment in the notes will be subject to certain risks similar to those associated with direct equity investments in the gold and silver mining industry. Accordingly, by investing in the notes, you will not benefit from the diversification which could result from an investment linked to companies that operate in multiple sectors.

A limited number of securities may affect the level of the Underlying Index, and the Underlying Index is not necessarily representative of the gold and silver mining industry.

As of December 16, 2016, the top two securities included in the Underlying Index constituted 20.22% of the total weight of the Underlying Index and the top six securities included in the Underlying Index constituted 43.52% of the total weight of the Underlying Index. Because the Underlying Fund attempts to track the performance of the Underlying Index, any reduction in the market price of those securities is likely to have a substantial adverse impact on the price of the Underlying Fund and the value of the notes.

While the securities included in the Underlying Index are common stocks, American Depositary Receipts (“ADRs”) or global depositary receipts (“GDRs”) of companies generally considered to be involved in various segments of the gold and silver mining industry, the securities included in the Underlying Index may not follow the price movements of the entire gold and silver mining industry generally. If the securities included in the Underlying Index (and, accordingly, the securities held by the Underlying Fund) decline in value, the Underlying Fund will decline in value even if security prices in the gold and silver mining industry generally increase in value.

There is no direct correlation between the value of the notes or the price of the Underlying Fund, on the one hand, and gold and silver prices, on the other hand.

Although the price of gold or silver is one factor that may influence the performance of the securities held by the Underlying Fund, the notes are not linked to the gold or silver spot prices or to gold or silver futures. There is no direct linkage between the price of the Underlying Fund and the prices of gold and silver. While gold and silver prices may be one factor that could affect the prices of the securities included in the Underlying Index and, consequently, the price of the Underlying Fund and the amount payable on the notes are not directly linked to the movement of gold and silver prices and may be affected by factors unrelated to those movements. Investing in the notes is not the same as investing in gold or silver, and you should not invest in the notes if you wish to invest in a product that is linked directly to the price of gold or silver.

Strategic Accelerated Redemption Securities®	TS-7

Strategic Accelerated Redemption Securities® Linked to the VanEck VectorsTM Gold Miners ETF, due May 22, 2020

NYSE Arca, Inc. (“NYSE Arca”) the sponsor and compiler of the Underlying Index, retains significant control and discretionary decision-making over the Underlying Index and is responsible for decisions regarding the interpretation of and amendments to the Underlying Index rules, which may have an adverse effect on the price of the Underlying Fund, the market value of the notes and the amount payable on the notes.

NYSE Arca is the compiler of the Underlying Index and, as such, is responsible for the day-to-day management of the Underlying Index and for decisions regarding the interpretation of the rules governing the Underlying Index. NYSE Arca has the discretion to make operational adjustments to the Underlying Index and to the Underlying Index components, including discretion to exclude companies that otherwise meet the minimum criteria for inclusion in the Underlying Index. In addition, NYSE Arca retains the power to supplement, amend in whole or in part, revise or withdraw the Underlying Index rules at any time, any of which may lead to changes in the way the Underlying Index is compiled or calculated or adversely affect the Underlying Index in another way. Any of these adjustments to the Underlying Index or the Underlying Index rules may adversely affect the composition of the Underlying Index, the price of the Underlying Fund, the market value of the notes and the amount payable on the notes. The Underlying Index sponsor has no obligation to take the needs of any buyer, seller or holder of the notes into consideration at any time.

The performance of the Underlying Fund may be influenced by gold and silver prices.

To the extent the price of gold or silver has a limited effect, if any, on the prices of the securities held by the Underlying Fund, gold prices and silver prices are subject to volatile price movements over short periods of time, represent trading in commodities markets, which are substantially different from equities markets, and are affected by numerous factors. These include economic factors, including the structure of and confidence in the global monetary system, expectations of the future rate of inflation, the relative strength of, and confidence in, the U.S. dollar (the currency in which the prices of gold and silver are generally quoted), interest rates and gold and silver borrowing and lending rates, and global or regional economic, financial, political, regulatory, judicial, or other events.

Gold prices and silver prices may also be affected by industry factors such as industrial and jewelry demand, lending, sales and purchases of gold and silver by the official sector, including central banks and other governmental agencies and multilateral institutions which hold gold and silver, levels of gold and silver production and production costs, and short-term changes in supply and demand because of trading activities in the gold and silver markets. It is not possible to predict the aggregate effects of all or any combination of these factors. Any negative developments with respect to these factors may have an adverse effect on gold and silver prices and, as a result, on the prices of the securities held by the Underlying Fund and the price of the Underlying Fund.

Strategic Accelerated Redemption Securities®	TS-8

Strategic Accelerated Redemption Securities® Linked to the VanEck VectorsTM Gold Miners ETF, due May 22, 2020

The Underlying Fund

We have derived the following information from publicly available documents. We have not independently verified the accuracy or completeness of the following information. VanEck Vectors Gold Miners ETF is an exchange-traded fund incorporated in the USA. The Underlying Fund tracks the performance of the NYSE Arca Gold Miners Index. The Underlying Fund or the Underlying Index may be discontinued at any time. The consequences of such discontinuance are discussed in the section entitled “Description of the Notes—Anti-Dilution and Discontinuance Adjustments—Discontinuance of or Material Change to an Underlying Fund” beginning on page PS-30 of product supplement ETF STR-1. None of us, the calculation agent, or MLPF&S accepts any responsibility for the calculation, maintenance, or publication of the Underlying Fund, the Underlying Index, or any successor fund or index.

The Underlying Fund invests in materials stocks of all capitalization sizes across the globe. Its largest allocation is in North American companies, principally those domiciled in Canada. The Underlying Fund weights the holdings using a market capitalization methodology.

Because the Underlying Fund is registered under the Securities Exchange Act of 1934, the Underlying Fund is required to file periodically certain financial and other information specified by the SEC. Information provided to or filed with the SEC by the Underlying Fund can be located at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549 or through the SEC’s web site at http://www.sec.gov by reference to SEC CIK number 1137360.

This term sheet relates only to the notes and does not relate to the Underlying Fund or to any securities included in the Underlying Index. None of us, MLPF&S, or any of our respective affiliates has participated or will participate in the preparation of the publicly available documents described below. None of us, MLPF&S, or any of our respective affiliates has made any due diligence inquiry with respect to the Underlying Fund in connection with the offering of the notes. None of us, MLPF&S, or any of our respective affiliates makes any representation that the publicly available documents or any other publicly available information regarding the Underlying Fund are accurate or complete. Furthermore, there can be no assurance that all events occurring prior to the date of this term sheet, including events that would affect the accuracy or completeness of these publicly available documents that would affect the trading price of the Underlying Fund, have been or will be publicly disclosed. Subsequent disclosure of any events or the disclosure of or failure to disclose material future events concerning the Underlying Fund could affect the price of the Underlying Fund and therefore could affect your return on the notes. The selection of the Underlying Fund is not a recommendation to buy or sell the Underlying Fund or any securities held by the Underlying Fund.

The Underlying Fund trades on the NYSE ARCA under the symbol “GDX.”

The Underlying Index

All disclosures contained in this term sheet regarding the Underlying Index, including, without limitation, its make-up, method of calculation, and changes in its components, have been derived from publicly available sources, including

https://www.nyse.com/indices/directory/GDM

https://www.nyse.com/publicdocs/nyse/indices/GDM_Index_Composition.xls and https://www.nyse.com/publicdocs/nyse/indices/nyse_arca_gold_miners_index.pdf

We are not incorporating by reference these websites or any material included on those websites in this term sheet. The information reflects the policies of, and is subject to change by, NYSE Arca, the sponsor of the Underlying Index. NYSE Arca, which owns the copyright and all other rights to the Underlying Index, has no obligation to continue to publish, and may discontinue publication of, the Underlying Index.

The Underlying Index is a modified market capitalization weighted index comprised of securities issued by publicly traded companies involved primarily in the mining of gold or silver. The Underlying Index was initially launched and published in October 2004.

Eligibility Criteria for Index Components

The Underlying Index includes common stocks, American depositary receipts (“ADRs”) or global depositary receipts (“GDRs”) of selected companies that are involved in mining for gold and silver and that are listed for trading and electronically quoted on a major stock market that is accessible by foreign investors. Generally, this includes exchanges in most developed markets and major emerging markets, and includes companies that are cross-listed, i.e., both U.S. and Canadian listings. NYSE Arca will use its discretion to avoid exchanges and markets that are considered “frontier” in nature or have major restrictions to foreign ownership. The Underlying Index includes companies that derive at least 50% of their revenues from gold mining and related activities (40% for companies that are already included in the Underlying Index). Also, the Underlying Index will maintain an exposure to companies with a significant revenue exposure to silver mining in addition to gold mining, which will not exceed 20% of the Underlying Index weight at each rebalance.

Currently, only companies with a market capitalization of greater than $750 million that have an average daily trading volume of at least 50,000 shares and an average daily value traded of at least $1 million over the past three months are eligible for inclusion in the Underlying Index. Starting in December 2013, for companies already included in the Underlying Index, the market capitalization requirement at each rebalance will be $450 million, the average daily volume requirement will be at least 30,000 shares over the past three months and the average daily value traded requirement will be at least $600,000 over the past three months. Only one listing is permitted per company, and the listing representing the company’s ordinary shares is generally used.

Strategic Accelerated Redemption Securities®	TS-9

Strategic Accelerated Redemption Securities® Linked to the VanEck VectorsTM Gold Miners ETF, due May 22, 2020

NYSE Arca has the discretion to exclude a company even if the minimum criteria for inclusion has been met, or to include a company that fails to meet these criteria, if it feels that by doing so it maintains the quality and/or character of the Underlying Index.

Calculation of the Underlying Index

The Underlying Index is calculated by NYSE Arca on a price return basis. The calculation is based on the current modified market capitalization divided by a divisor. The divisor was determined on the initial capitalization base of the Underlying Index and the base level and may be adjusted as a result of corporate actions and composition changes, as described below. The level of the Underlying Index was set at 500.00 on December 20, 2002 which is the Underlying Index base date. The Underlying Index is calculated using the following formula:

Where:

t = day of calculation;

N = number of constituent equities in the Underlying Index;

Qi,t = number of shares of equity i on day t;

Mi,t = multiplier of equity i;

Ci,t = price of equity i on day t; and

DIV = current index divisor on day t.

Index Maintenance

The Underlying Index is reviewed quarterly to ensure that at least 90% of the Underlying Index weight is accounted for by Index components that continue to meet the initial eligibility requirements. NYSE Arca may at any time and from time to time change the number of securities comprising the group by adding or deleting one or more securities, or replacing one or more securities contained in the group with one or more substitute securities of its choice, if in NYSE Arca’s discretion such addition, deletion or substitution is necessary or appropriate to maintain the quality and/or character of the Underlying Index. Components will be removed from the Underlying Index during the quarterly review if either (1) the market capitalization falls below $450 million or (2) the traded average daily shares for the previous three months is less than 30,000 shares and the average daily traded value for the previous three months is less than $600,000.

At the time of the quarterly rebalance, the component security weights (also referred to as the multiplier or share quantities of each component security) will be modified to conform to the following asset diversification requirements:

(1)	the weight of any single component security may not account for more than 20% of the total value of the Underlying Index;

(2)	the component securities are split into two subgroups–large and small, which are ranked by market capitalization weight in the Underlying Index. Large securities are defined as having a starting Index weight greater than or equal to 5%. Small securities are defined as having a starting Index weight below 5%; and

(3)	the final aggregate weight of those component securities which individually represent more than 4.5% of the total value of the Underlying Index may not account for more than 45% of the total Index value.

The weights of the components securities (taking into account expected component changes and share adjustments) are modified in accordance with the Underlying Index’s diversification rules.

Diversification Rule 1: If any component stock exceeds 20% of the total value of the Underlying Index, then all stocks greater than 20% of the Underlying Index are reduced to represent 20% of the value of the Underlying Index. The aggregate amount by which all component stocks are reduced is redistributed proportionately across the remaining stocks that represent less than 20% of the Underlying Index value. After this redistribution, if any other stock then exceeds 20%, the stock is set to 20% of the Underlying Index value and the redistribution is repeated.

Diversification Rule 2: The components are sorted into two groups, large are components with a starting index weight of 5% or greater and small are components with a weight of under 5% (after any adjustments for Diversification Rule 1). The large group will represent in the aggregate 45% and the small group will represent 55% in the aggregate of the final index weight. This will be adjusted through the following process: The weight of each of the large stocks will be scaled down proportionately (with a floor of 5%) so that the aggregate weight of the large components will be reduced to represent 45% of the Underlying Index. If any large component stock falls below a weight equal to the product of 5% and the proportion by which the stocks were scaled down following this distribution, then the weight of the stock is set equal to 5% and the components with weights greater than 5% will be reduced proportionately. The weight of each of the small components will be scaled up proportionately from the redistribution of the large components. If any small component stock exceeds a weight equal to the product of 4.5% and the proportion by which the stocks were scaled down following this distribution, then the weight of the stock is set equal to 4.5%. The redistribution of weight to the remaining stocks is repeated until the entire amount has been redistributed.

Strategic Accelerated Redemption Securities®	TS-10

Strategic Accelerated Redemption Securities® Linked to the VanEck VectorsTM Gold Miners ETF, due May 22, 2020

Changes to the Underlying Index composition and/or the component security weights in the Underlying Index are determined and announced prior to taking effect. These changes typically become effective after the close of trading on the third Friday of each calendar quarter month in connection with the quarterly Index rebalance. The share quantities of each component security in the Underlying Index portfolio remains fixed between quarterly reviews except in the event of certain types of corporate actions such as stock splits, reverse stock splits, stock dividends, or similar events. The share quantities used in the Underlying Index calculation are not typically adjusted for shares issued or repurchased between quarterly reviews. However, in the event of a merger between two components, the share quantities of the surviving entity may be adjusted to account for any stock issued in the acquisition. NYSE Arca may substitute securities or change the number of securities included in the Underlying Index, based on changing conditions in the industry or in the event of certain types of corporate actions, including mergers, acquisitions, spin-offs, and reorganizations.

Corporate Action Related Adjustments

The Underlying Index may be adjusted in order to ensure that it continues to reflect as closely as possible the value of the underlying portfolio.

(1)	Removal of constituents. Generally, any stock deleted from the Underlying Index as a result of a corporate action such as a merger, acquisition, spin-off, delisting or bankruptcy is not replaced by any new stock. If a company is removed from the Underlying Index, the divisor will be adapted to maintain the Underlying Index level.

(a)	Mergers and Acquisitions. In the event that a merger or acquisition occurs between members of the Underlying Index, the acquired company is deleted and its market capitalization moves to the acquiring company’s stock. In the event that only one of the parties to a merger or acquisition is a member of the Underlying Index, an acquiring member of the Underlying Index continues as a member of the Underlying Index and its shares will be adjusted at the next rebalance while an acquired member of the Underlying Index is removed from the Underlying Index and the acquiring company may be considered for inclusion at the next rebalance.

(b)	Suspensions and company distress. Immediately upon a company filing for bankruptcy, an announcement will be made to remove the stock from the Underlying Index effective for the sixth day following the bankruptcy. If the stock does not trade on the relevant exchange between the bankruptcy announcement and the next rebalance effective date, the stock may be deleted from the Underlying Index in that rebalance with a presumed market value of $0.

(c)	Split-up / spin-off. The closing price of the Underlying Index constituent is adjusted by the value of the spin-off. Spun-off companies will not be automatically added to the Underlying Index at the time of the event.

(2)	Dividends. The Underlying Index will be adjusted for special dividends. Special dividends include: (a) the declaration of a dividend additional to those dividends declared as part of a company’s normal results and dividend reporting cycle; or (b) the identification of an element of a dividend paid in line with a company’s normal results and dividend reporting cycle as an element that is unambiguously additional to the company’s normal payment.

(3)	Rights issues and other rights. In the event of a rights issue, the price is adjusted for the value of the right on the ex-date, and the shares are increased according to the terms of the offering. The amount of the price adjustment is determined from the terms of the rights issue, including the subscription price, and the price of the underlying security. NYSE Arca will only effect adjustments if the rights represent a positive value, or are in-the-money, or alternatively, represent or can be converted into a tangible cash value.

(4)	Bonus issues, stock splits and reverse stock splits. The number of shares included in the Underlying Index will be adjusted in accordance with the ratio given in the corporate action. The divisor will not change.

(5)	Changes in number of shares. Changes in the number of shares outstanding, typically due to share repurchases, tenders, or offerings, will not be reflected in the Underlying Index until the next review unless the change is related to a specific corporate action.

Strategic Accelerated Redemption Securities®	TS-11

Strategic Accelerated Redemption Securities® Linked to the VanEck VectorsTM Gold Miners ETF, due May 22, 2020

Index Weight of Each Index Component

As of April 28, 2017, the Underlying Fund included 51 companies. The following table presents the Underlying Fund weight for each of the Underlying Fund components based on publicly available information as of that date.

Company	Percentage of Underlying Fund Weighting (%)*
Barrick Gold Corp	10.16%
Newmont Mining Corp	9.36%
Franco-Nevada Corp	6.33%
Newcrest Mining Ltd	6.33%
Goldcorp Inc	6.21%
Agnico Eagle Mines Ltd	5.64%
Silver Wheaton Corp	4.52%
Randgold Resources Ltd	4.52%
AngloGold Ashanti Ltd	2.82%
Royal Gold Inc	2.79%
Kinross Gold Corp	2.62%
Cia de Minas Buenaventura SAA	1.99%
Evolution Mining Ltd	1.74%
Yamana Gold Inc	1.64%
Gold Fields Ltd	1.61%
Centamin PLC	1.59%
Eldorado Gold Corp	1.58%
Pan American Silver Corp	1.54%
Tahoe Resources Inc	1.51%
B2Gold Corp	1.44%
Detour Gold Corp	1.33%
Hecla Mining Co	1.30%
Zijin Mining Group Co Ltd	1.22%
OceanaGold Corp	1.20%
Northern Star Resources Ltd	1.16%
Alamos Gold Inc	1.15%
IAMGOLD Corp	1.13%
Sibanye Gold Ltd	1.12%
Coeur Mining Inc	0.99%
Centerra Gold Inc	0.91%
New Gold Inc	0.88%
Independence Group NL	0.86%
Kirkland Lake Gold Ltd	0.85%
Endeavour Mining Corp	0.84%
Torex Gold Resources Inc	0.81%
First Majestic Silver Corp	0.80%
Silver Standard Resources Inc	0.74%
Regis Resources Ltd	0.74%
Osisko Gold Royalties Ltd	0.69%
St Barbara Ltd	0.61%
Harmony Gold Mining Co Ltd	0.58%
McEwen Mining Inc	0.55%
Guyana Goldfields Inc	0.51%

Strategic Accelerated Redemption Securities®	TS-12

Strategic Accelerated Redemption Securities® Linked to the VanEck VectorsTM Gold Miners ETF, due May 22, 2020
Zhaojin Mining Industry Co Ltd	0.46%
SEMAFO Inc	0.45%
Resolute Mining Ltd	0.40%
Fortuna Silver Mines Inc	0.40%
Klondex Mines Ltd	0.38%
Saracen Mineral Holdings Ltd	0.34%
Sandstorm Gold Ltd	0.32%
Asanko Gold Inc	0.30%
Barrick Gold Corp	10.16%

*Rounded to two decimal places.

Strategic Accelerated Redemption Securities®	TS-13

Strategic Accelerated Redemption Securities® Linked to the VanEck VectorsTM Gold Miners ETF, due May 22, 2020

Historical Data

The following table shows the quarterly high and low Closing Market Prices of the shares of the Underlying Fund on its primary exchange from the first quarter of 2008 through May 17, 2017. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. These historical trading prices may have been adjusted to reflect certain corporate actions, such as stock splits and reverse stock splits.

	High ($)	Low ($)
2008
First Quarter	56.29	46.50
Second Quarter	51.40	42.38
Third Quarter	50.84	27.95
Fourth Quarter	33.96	16.38
2009
First Quarter	38.57	28.20
Second Quarter	44.55	30.95
Third Quarter	48.00	35.14
Fourth Quarter	54.78	41.87
2010
First Quarter	50.17	40.22
Second Quarter	54.07	46.36
Third Quarter	56.66	47.09
Fourth Quarter	63.80	54.28
2011
First Quarter	60.79	53.12
Second Quarter	63.95	51.80
Third Quarter	66.69	53.75
Fourth Quarter	63.32	50.07
2012
First Quarter	57.47	48.75
Second Quarter	50.37	39.34
Third Quarter	54.81	40.70
Fourth Quarter	54.25	44.85
2013
First Quarter	47.09	35.91
Second Quarter	37.45	22.22
Third Quarter	30.43	22.90
Fourth Quarter	26.52	20.39
2014
First Quarter	27.73	21.27
Second Quarter	26.45	22.04
Third Quarter	27.46	21.35
Fourth Quarter	21.94	16.59
2015
First Quarter	22.94	17.67
Second Quarter	20.82	17.76
Third Quarter	17.85	13.04
Fourth Quarter	16.90	13.08
2016
First Quarter	20.86	12.47
Second Quarter	27.70	19.53
Third Quarter	31.32	25.45
Fourth Quarter	25.96	18.99
2017
First Quarter	25.57	21.14
Second Quarter (through the pricing date)	24.57	21.10

This historical data on the Underlying Fund is not necessarily indicative of the future performance of the Underlying Fund or what the value of the notes may be. Any historical upward or downward trend in the price per share of the Underlying Fund during any period set forth above is not an indication that the price per share of the Underlying Fund is more or less likely to increase or decrease at any time over the term of the notes.

Before investing in the notes, you should consult publicly available sources for the prices and trading pattern of the Underlying Fund.

Strategic Accelerated Redemption Securities®	TS-14

Strategic Accelerated Redemption Securities® Linked to the VanEck VectorsTM Gold Miners ETF, due May 22, 2020

Supplement to the Plan of Distribution

Under our distribution agreement with MLPF&S, MLPF&S will purchase the notes from us as principal at the public offering price indicated on the cover of this term sheet, less the indicated underwriting discount.

We will deliver the notes against payment therefor in New York, New York on a date that is greater than three business days following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes more than three business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

The notes will not be listed on any securities exchange. In the original offering of the notes, the notes will be sold in minimum investment amounts of 100 units. If you place an order to purchase the notes, you are consenting to MLPF&S acting as a principal in effecting the transaction for your account.

MLPF&S has advised us as follows: They or their affiliates may repurchase and resell the notes, with repurchases and resales being made at prices related to then-prevailing market prices or at negotiated prices determined by reference to their pricing models and at their discretion, and these prices will include MLPF&S’s trading commissions and mark-ups. MLPF&S may act as principal or agent in these market-making transactions; however, it is not obligated to engage in any such transactions. MLPF&S has informed us that at MLPF&S’s discretion and for your benefit, assuming no changes in market conditions from the pricing date, MLPF&S may offer to buy the notes in the secondary market at a price that may exceed the initial estimated value of the notes for a short initial period after the issuance of the notes. Any price offered by MLPF&S for the notes will be based on then-prevailing market conditions and other considerations, including the performance of the Underlying Fund and the remaining term of the notes. However, none of us, MLPF&S, or any of our respective affiliates is obligated to purchase your notes at any price or at any time, and we cannot assure you that we, MLPF&S, or any of our respective affiliates will purchase your notes at a price that equals or exceeds the initial estimated value of the notes.

MLPF&S has informed us that, as of the date of this term sheet, it expects that if you hold your notes in a MLPF&S account, the value of the notes shown on your account statement will be based on MLPF&S’s estimate of the value of the notes if MLPF&S or another of its affiliates were to make a market in the notes, which it is not obligated to do; and that estimate will be based upon the price that MLPF&S may pay for the notes in light of then-prevailing market conditions and other considerations, as mentioned above, and will include transaction costs. Any such price may be higher than or lower than the initial estimated value of the notes.

The distribution of the Note Prospectus in connection with these offers or sales will be solely for the purpose of providing investors with the description of the terms of the notes that was made available to investors in connection with their initial offering. Secondary market investors should not, and will not be authorized to, rely on the Note Prospectus for information regarding Credit Suisse or for any purpose other than that described in the immediately preceding sentence.

Strategic Accelerated Redemption Securities®	TS-15

Strategic Accelerated Redemption Securities® Linked to the VanEck VectorsTM Gold Miners ETF, due May 22, 2020

Structuring the Notes

The notes are our debt securities, the return on which is linked to the performance of the Underlying Fund. As is the case for all of our debt securities, including our market-linked notes, the economic terms of the notes reflect our actual or perceived creditworthiness at the time of pricing. In addition, because market-linked notes result in increased operational, funding and liability management costs to us, the internal funding rate we use in pricing market-linked notes is typically lower than a rate reflecting the yield on our conventional debt securities of similar maturity in the secondary market. Because we use our internal funding rate to determine the value of the theoretical bond component, if on the pricing date our internal funding rate is lower than our secondary market credit rates, the initial estimated value of the notes will be higher than if the initial estimated value was based our secondary market credit rates.

Payments on the notes, including the amount you receive at maturity or upon an automatic call, will be calculated based on the $10 principal amount per unit and will depend on the performance of the Underlying Fund. In order to meet these payment obligations, at the time we issue the notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with MLPF&S or one of its affiliates. The terms of these hedging arrangements are determined by seeking bids from market participants, including MLPF&S and its affiliates, and take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the Underlying Fund, the tenor of the notes and the tenor of the hedging arrangements. The economic terms of the notes and their initial estimated value depend in part on the terms of these hedging arrangements.

MLPF&S has advised us that the hedging arrangements will include a hedging related charge of approximately $0.075 per unit, reflecting an estimated profit to be credited to MLPF&S from these transactions. Since hedging entails risk and may be influenced by unpredictable market forces, additional profits and losses from these hedging arrangements may be realized by MLPF&S or any third party hedge providers.

For further information, see “Risk Factors—General Risks Relating to the Notes” beginning on page PS-7 and “Supplemental Use of Proceeds and Hedging” on page PS-21 of product supplement ETF STR-1.

Strategic Accelerated Redemption Securities®	TS-16

Strategic Accelerated Redemption Securities® Linked to the VanEck VectorsTM Gold Miners ETF, due May 22, 2020

Material U.S. Federal Income Tax Considerations

The following discussion is a brief summary of material U.S. federal income tax consequences relating to an investment in the notes. The following summary is not complete and is qualified and supplemented by, or in some cases supplements, the discussion under the section entitled “Material U.S. Federal Income Tax Considerations” beginning on page PS-37 of product supplement ETF STR-1, which you should carefully review prior to investing in the notes.

If the notes are treated as prepaid financial contracts (and subject to the discussion under “Constructive Ownership Transaction Rules” in the accompanying product supplement), a U.S. Holder (as defined in the accompanying product supplement) should generally recognize gain or loss upon the sale, exchange or maturity of its notes in an amount equal to the difference between the amount realized at such time and the U.S. Holder’s tax basis in its notes (generally the amount paid for the notes). Such gain or loss will be long-term capital gain or loss in the case of a U.S. Holder that has held the note for more than one year at settlement or maturity and short-term capital gain or loss otherwise.

However, even if the agreed-upon tax characterization of the notes were upheld, it is possible that the IRS could assert that a reconstitution or rebalancing (together, a “Rebalancing”) of the Market Measure is a significant modification of the notes due to an exercise of discretion with respect to the Rebalancing and, therefore, a taxable event to you.  If the IRS were to prevail in treating any Rebalancing of the Market Measure as a taxable event, you would recognize capital gain or, possibly, loss on the notes on the date of such Rebalancing to the extent of the difference between the fair market value of the notes and your adjusted basis in the notes at that time. Such gain or loss generally would be short-term capital gain or loss.

Substitute Dividend and Dividend Equivalent Payments

In accordance with U.S. Treasury Regulations, U.S. tax will be withheld on any portion of a payment or deemed payment (including, if appropriate, the payment of the purchase price) made to a Non-U.S. Holder that is a dividend equivalent with respect to any note issued (or deemed issued) on or after January 1, 2017 and prior to January 1, 2018 that has a delta of one unless reduced by an applicable tax treaty and a properly executed IRS Form W-8 (or other qualifying documentation) is provided. Based on the terms of the notes and representations provided by us, our counsel is of the opinion that the notes (exclusive of any other transactions that may be combined with a note as discussed under “Non-U.S. Holders Generally—Substitute Dividend and Dividend Equivalent Payments” in the accompanying product supplement) should not be a “delta-one transaction” with respect to a specified ELI or specified NPC within the meaning of the regulations and, as a result, we will not treat the notes as a section 871(m) transaction. If withholding applies, we will not be required to pay any additional amounts with respect to amounts withheld. These regulations are extremely complex. Non-U.S. Holders should consult their tax advisors regarding the U.S. federal income tax consequences to them of these regulations and whether payments or deemed payments on the notes constitute dividend equivalent payments.

Strategic Accelerated Redemption Securities®	TS-17

Strategic Accelerated Redemption Securities® Linked to the VanEck VectorsTM Gold Miners ETF, due May 22, 2020

Validity of the Notes

In the opinion of Davis Polk & Wardwell LLP, as United States counsel to Credit Suisse, when the notes offered by this term sheet have been executed and issued by Credit Suisse and authenticated by the trustee pursuant to the indenture, and delivered against payment therefor, such notes will be valid and binding obligations of Credit Suisse, enforceable against Credit Suisse in accordance with their terms, subject to (i) applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, (ii) possible judicial or regulatory actions giving effect to governmental actions or foreign laws affecting creditors’ rights and (iii) concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above.  This opinion is given as of the date of this term sheet and is limited to the laws of the State of New York, except that such counsel expresses no opinion as to the application of state securities or Blue Sky laws to the notes.  Insofar as this opinion involves matters governed by Swiss law, Davis Polk & Wardwell LLP has relied, without independent inquiry or investigation, on the opinion of Homburger AG, dated February 14, 2017 and filed by Credit Suisse as an exhibit to a Current Report on Form 6-K on February 14, 2017. The opinion of Davis Polk & Wardwell LLP is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in the opinion of Homburger AG.  In addition, the opinion of Davis Polk & Wardwell LLP is subject to customary assumptions about the establishment of the terms of the notes, the trustee’s authorization, execution and delivery of the indenture and its authentication of the notes, and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the opinion of Davis Polk & Wardwell LLP dated February 14, 2017, which was filed by Credit Suisse as an exhibit to a Current Report on Form 6-K on February 14, 2017.  Davis Polk & Wardwell LLP expresses no opinion as to waivers of objections to venue, the subject matter or personal jurisdiction of a United States federal court or the effectiveness of service of process other than in accordance with applicable law. In addition, such counsel notes that the enforceability in the United States of Section 10.08(c) of the indenture is subject to the limitations set forth in the United States Foreign Sovereign Immunities Act of 1976.

Where You Can Find More Information

We have filed a registration statement (including a product supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this term sheet relates. Before you invest, you should read the Note Prospectus, including this term sheet, and the other documents that we have filed with the SEC, for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, we, any agent, or any dealer participating in this offering will arrange to send you these documents if you so request by calling MLPF&S toll-free at 1-800-294-1322.

“Strategic Accelerated Redemption Securities®” is a registered service mark of Bank of America Corporation, the parent company of MLPF&S.

Strategic Accelerated Redemption Securities®	TS-18